Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 11,266,396 shares common stock pertaining to the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of Transmeta Corporation of our report dated March 25, 2005, with respect to the consolidated financial statements of Transmeta Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004, and of our report dated April 29, 2005, with respect to Transmeta Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transmeta Corporation, included in the Form 10-K/A the year ended December 31, 2004.

San Jose, California
April 29, 2005